Exhibit 99.1

News Release

IPSCO REPORTS 2005 RECORD SALES AND EARNINGS

Enters 2006 with Solid Demand for Plate, Energy Tubular and Large Diameter Tubular Products

*Results Are Reported in U.S. Dollars on a U.S. GAAP Basis*

[Lisle, Illinois] [February 6, 2006] — IPSCO Inc. (NYSE/TSX:IPS) announced today record net income in 2005 of $585.8 million, or $11.96 per diluted share, compared to $454.9 million or $8.69 per diluted share in 2004. The increased earnings are primarily attributable to higher average selling prices, increased margins across most product lines, and a stronger product mix due to record sales of energy tubular products. Income before taxes increased 43% to $883.5 million compared to $618.9 million in 2004. This increase was partially offset at the net income line by a higher tax rate of 34% in 2005 versus 29% in 2004.

IPSCO’s sales increased 20% in 2005 to $3.03 billion compared to $2.53 billion in 2004. Average selling price per ton increased 23% while customer shipments of 3.46 million tons declined 3%. Record energy tubular shipments and strong large diameter pipe shipments totaled 903,000 tons, an increase of 5% over the prior year, and were offset by a 4% decline in steel mill products and an 18% decline in industrial products shipments. About 32%, or 1.1 million tons, of IPSCO’s total shipments in 2005 were tubular products.

IPSCO’s net income in the fourth quarter of 2005 was $170.2 million ($3.52 per diluted share) compared to $199.1 million ($3.91 per diluted share) for the same period last year and $134.0 million ($2.78 per diluted share) in the third quarter of 2005. Sales for the quarter were $852 million, an increase of 6% or $51 million over the same quarter last year and 17% or $126 million over the prior quarter. As compared to the same quarter last year, gross margins were compressed to 30.3% from 35.5% due to higher costs for alloys, energy and consumables. In addition, Sales, General and Administration expenses for the quarter were $10 million higher than a year ago primarily due to the increased value and number of stock based compensation units, increased expenses related to IPSCO’s SOX 404 compliance effort, and increased charitable contributions.

Compared to the prior quarter, increased earnings were driven by a 12% increase in shipments to a new record of 953,000 tons. Average pricing improved 4% to $894 per ton but margins were down slightly due to increased scrap and alloy costs. Late in the fourth quarter IPSCO received a favorable legal settlement related to the construction of the Mobile Steelworks. Approximately $10 million ($0.15 per diluted share) of this settlement was recorded as income to offset legal fees expensed in previous periods.

Changes in the foreign exchange rate resulted in a foreign exchange loss for the quarter of $9.8 million ($0.15 per diluted share) versus a gain in the prior quarter of $18.1 million ($0.24 per diluted share). Early debt retirement expense impacted earnings by $5.5 million or $0.09 per share. The effective tax rate for the quarter was 25% compared to 38% in the prior quarter and the 36% rate assumed in guidance for the fourth quarter. Compared to the prior quarter and the effective tax rate assumed in the guidance, the fourth quarter rate favorably impacted results by $0.62 and $0.52 per diluted share, respectively.

The fourth quarter 2005 effective tax rate of 25%, and subsequent impact on the annual rate of 34%, was the result of changes in the statutory tax rates and allocation factors within Canadian jurisdictions and the utilization of certain foreign tax credits for which benefit was not previously taken. An additional factor in the reduction of the effective tax rate for the quarter was the restructuring of certain subsidiaries within the Company.

Operating income per ton shipped for the year was $259, compared to $186 in 2004.

Operating income per ton in the fourth quarter was $244 compared to $300 per ton in the fourth quarter of 2004 and $238 per ton in the prior quarter.

During the fourth quarter new records were established in numerous areas for the Company. Total fourth quarter shipments were 953,000 tons, an increase of 58,000 tons compared to last year and 106,000 tons higher than the prior quarter. Energy tubular shipments increased 18% and 1% respectively over last year and prior quarter. IPSCO’s average fourth quarter product price was $894 per ton, inclusive of surcharge, the same as a year ago and up from $856 in the prior quarter.

“We are pleased to report IPSCO’s fourth consecutive year of record sales and production levels. Our challenge in 2005 was to sustain the record financial results achieved in 2004. Our employees and facilities responded with another record setting performance where we were able to increase earnings per share by 38% over our previous record,” said David Sutherland, President and Chief Executive Officer. “Our 2005 financial results were another new milestone for the Company as we enter 2006 and begin to celebrate IPSCO’s 50th anniversary.”

Outlook

The Company believes that end user demand for steel mill products will remain relatively stable in 2006.  We expect high oil and gas prices to continue to drive high rig counts and demand for OCTG products. The current 2006 forecasts suggest that drilling activity will increase 6-8% over 2005 which was itself a very strong year. Large diameter pipe bookings have been very strong and we now expect our spiral pipe facilities to be running at full capacity throughout 2006.

We expect to invest approximately $150 million of capital in our tubular and steel making facilities in 2006 to both maintain our production capabilities and increase our value added product mix. Our Mobile Quench and Temper mill commenced normalizing operations in December of 2005. We are pleased with the quality of product that the normalized facility is producing and are in the process of ramping up production. Completion of the Quench and Temper Line is expected to be slightly delayed into the second quarter due to the effects of Hurricane Katrina and rain.

We anticipate that higher costs of steel making inputs in the first quarter will result in some margin compression in our product lines. Excluding foreign exchange gains or losses and assuming a significantly higher effective tax rate of 39%, we forecast first quarter 2006 earnings to be in the range of $2.70 to $2.90 per diluted share.

IPSCO has scheduled the live webcast of its 2005 year end results conference call at 10:00 AM EDT on Monday, February 6, 2006. During the call IPSCO President and CEO, David Sutherland, Senior Vice President and CFO, Vicki Avril and Executive Vice President - Steel and Chief

Commercial Officer, John Tulloch will discuss IPSCO Inc.’s annual and fourth quarter results.

Persons wishing to listen to the web cast may access it in the Investor Information, Presentations section on the Company’s website at www.ipsco.com. The conference call, including the question and answer portion, will also be archived on IPSCO’s web site for three months.

IPSCO, traded as “IPS” on both the New York Stock Exchange and Toronto Stock Exchange, operates steel mills at three locations and pipe mills at six locations in the United States and Canada. As a low cost North American steel producer, IPSCO has a combined annual steel making capacity of 3,500,000 tons. The Company’s tubular facilities produce a wide range of tubular products including line pipe, oil and gas well casing and tubing, standard pipe and hollow structurals. Steel can also be further processed at IPSCO’s five temper leveling and coil processing facilities.

This news release contains forward-looking information with respect to IPSCO’s operations and beliefs. Actual results may differ from these forward-looking statements due to numerous factors, including, but not limited to: weather conditions affecting the oil patch; drilling rig availability; demand for oil and gas; supply, demand and price for scrap metal and other raw materials; supply, demand and price for electricity and natural gas; demand and prices for products produced by the Company; general economic conditions; and changes in financial markets. These and other factors are outlined in IPSCO’s regulatory filings with the Securities and Exchange Commission and Canadian securities regulators, including those in IPSCO’s Annual Report for 2004, its MD&A, particularly as discussed under the heading “Business Risks and Uncertainties”, its Annual Information Form, and its Form 40-F.

Company Contact:
Tom Filstrup, Director of Investor Relations

Tel. 630.810.4772

tfilstrup@ipsco.com

Release #06-03

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US GAAP CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(thousands of United States Dollars except for share, per share and ton data)

		For the Three Months Ended			For the Twelve Months Ended
		December 31	December 31	September 30	December 31	December 31
		2005	2004	2005	2005	2004
	Plate and Coil Tons Produced (thousands)	926.9	851.6	759.3	3,361.4	3,283.3
	Finished Tons Shipped (thousands)	953.4	895.8	847.8	3,460.5	3,561.2

	Sales	$852,236	$801,076	$726,079	$3,032,727	$2,531,390
	Cost of sales
	Manufacturing and raw material	573,470	495,853	481,303	1,971,155	1,724,813
	Amortization of capital assets	20,345	20,569	19,901	80,336	82,526
		593,815	516,422	501,204	2,051,491	1,807,339
	Gross income	258,421	284,654	224,875	981,236	724,051
	Selling, general and administration	25,781	15,569	23,075	83,334	61,467
	Operating income	232,640	269,085	201,800	897,902	662,584
	Other expenses (income):
	Interest on long-term debt	6,444	12,258	8,784	35,631	52,099
	Other expenses (income)	(9,904)	(4,925)	(1,863)	(11,767)	(4,925)
	Dividends on preferred shares	—	—	—	—	2,306
	Net interest income	(6,147)	(1,717)	(4,456)	(16,626)	(3,043)
	Loss on early extinguishment of debt	5,484	—	690	16,423	—
	Foreign exchange loss (gain)	9,785	3,440	(18,080)	(9,448)	(2,749)
	Equity earnings of affiliated company	63	(374)	96	144	39
	Income before income taxes and cumulative effect of accounting change	226,915	260,403	216,629	883,545	618,857
	Income tax expense	56,747	61,283	82,602	297,729	178,165
	Net income before cumulative effect of accounting change	170,168	199,120	134,027	585,816	440,692
	Cumulative effect of accounting change, net of taxes	—	—	—	—	14,250
	Net Income	170,168	199,120	134,027	585,816	454,942
Earnings Per Common Share	- Basic	$3.56	$4.06	$2.81	$12.07	$9.42
	- Diluted	$3.52	$3.91	$2.78	$11.96	$8.69
	Denominator for Basic Earnings per Common Share (thousands)	47,839	49,008	47,764	48,548	48,302
	Denominator for Diluted Earnings per Common Share (thousands)	48,302	51,151	48,162	49,001	53,234

US GAAP CONSOLIDATED STATEMENTS OF RETAINED EARNINGS (unaudited)

(thousands of United States Dollars)

	For the Three Months Ended			For the Twelve Months Ended
	December 31	December 31	September 30	December 31	December 31
	2005	2004	2005	2005	2004
Retained Earnings at Beginning of Period	$1,178,261	$689,801	$1,058,958	$884,859	$439,453
Net Income	170,168	199,120	134,027	585,816	454,942
Common Share Repurchase	(149)	—	(9,018)	(106,235)	—
Dividends on Common Shares	(6,621)	(4,062)	(5,706)	(22,781)	(9,536)
Retained Earnings at End of Period	$1,341,659	$884,859	$1,178,261	$1,341,659	$884,859

US GAAP CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(thousands of United States Dollars)

	For the Three Months Ended			For the Twelve Months Ended
	December 31	December 31	September 30	December 31	December 31
	2005	2004	2005	2005	2004
Cash Derived From (Applied To)
Operating Activities
Cash provided by operations
Net income	$170,168	$199,120	$134,027	$585,816	$454,942
Gain on sale of assets held for sale	—	(4,925)	(1,863)	(1,863)	(4,925)
Unrealized foreign exchange gain	1,790	—	(18,714)	(18,863)	—
Loss on early extinguishment of debt	5,484	—	690	16,423	—
Stock-based compensation	(294)	462	2,300	2,987	1,123
Amortization of capital assets	20,345	20,569	19,901	80,336	82,526
Amortization of deferred charges	387	338	409	1,671	1,291
Deferred income taxes	9,451	28,988	17,935	71,808	92,380
	207,331	244,552	154,685	738,315	627,337
Changes in working capital
Accounts receivable, less allowances	(89,892)	(52,578)	(27,435)	(31,977)	(151,208)
Inventories	(37,285)	(47,729)	29,674	(62,116)	(137,446)
Other	(4,750)	(5,230)	151	(359)	(5,114)
Accounts payable and accrued charges	92,354	31,186	29,142	53,222	42,118
Change in deferred pension asset	(12,848)	(10,487)	(660)	(13,163)	(11,574)
Income taxes recoverable/payable	(63,155)	88,623	33,521	(42,000)	125,376
	(115,576)	3,785	64,393	(96,393)	(137,848)
	91,755	248,337	219,078	641,922	489,489
Investing Activities
Expenditures for capital assets, net of litigation settlement	(23,733)	(6,873)	(20,798)	(66,801)	(29,163)
Proceeds from sale of capital assets	—	4,759	1,546	1,546	4,759
Proceeds from (issuance of) mortgage receivable, net	(121)	1,429	1,955	3,661	(2,983)
	(23,854)	(685)	(17,297)	(61,594)	(27,387)
Financing Activities
Common share dividends	(6,621)	(4,062)	(5,706)	(22,781)	(9,536)
Common shares issued pursuant to share option plan	279	18,521	4,387	21,089	30,364
Common share repurchase	(172)	—	(11,564)	(132,893)	—
Subordinated note redemption	—	(100,000)	—	—	(100,000)
Retirement of preferred shares	—	—	—	—	(108,996)
Repayment of long-term debt	(100,178)	—	(2,458)	(230,473)	(41,255)
	(106,692)	(85,541)	(15,341)	(365,058)	(229,423)
Effect of exchange rate changes on cash and cash equivalents	8,772	(7,200)	2,742	13,020	(9,264)
Increase (decrease) in Cash and Cash Equivalents	(30,019)	154,911	189,182	228,290	223,415
Cash and Cash Equivalents at Beginning of Period	613,083	199,863	423,901	354,774	131,359
Cash and Cash Equivalents at End of Period	$583,064	$354,774	$613,083	$583,064	$354,774

US GAAP CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (unaudited)

(thousands of United States Dollars)

	December 31	December 31
	2005	2004
Current Assets
Cash and cash equivalents	$583,064	$354,774
Accounts receivable, less allowances	388,943	339,821
Inventories	506,237	434,436
Deferred income taxes	30,227	45,210
Other	8,615	8,212
	1,517,086	1,182,453
Non-Current Assets
Capital assets	1,056,186	1,068,589
Other	42,851	24,240
Deferred income taxes	9,674	65,189
	1,108,711	1,158,018
Total Assets	$2,625,797	$2,340,471

Current Liabilities
Accounts payable and accrued charges	$303,588	$247,281
Income and other taxes payable	41,073	90,656
Current portion of long-term debt	4,114	18,107
	348,775	356,044
Long-Term Liabilities
Long-term debt	313,054	513,651
Other	21,688	15,753
Deferred income taxes	201,647	169,166
	536,389	698,570
Shareholders’ Equity
Common shares	430,343	424,826
Contributed surplus	4,477	1,489
Retained earnings	1,341,659	884,859
Accumulated other comprehensive income	(35,846)	(25,317)
	1,740,633	1,285,857
Total Liabilities and Shareholders’ Equity	$2,625,797	$2,340,471